Exhibit 10.G

EXECUTIVE ANNUAL COMPENSATION PLAN OF
CARPENTER TECHNOLOGY CORPORATION
EFFECTIVE JULY 1, 1989
As Amended July 1, 2002

I.    Statement and Purpose of Plan

The Executive Annual Compensation Plan provides short-term additional compensation for selected executives based on Company financial performance. The Plan is separate from the Profit Sharing Plan of Carpenter Technology Corporation which was effective July 1, 1987. The combination of Base Pay and Executive Annual Compensation is intended to provide competitive cash compensation to Participants.

II.    Definitions

A.    Base Pay

A Participant’s Base Pay is the salary paid during the Plan Year before salary reduction for flexible benefits or savings. Covered hours paid include: hours worked, paid time off for vacation, holidays, sickness, military leave, miscellaneous paid absences (moving day, family sickness, poll watching), jury duty and funeral leave, and sick leave covered by salary continuance.

Excluded from Base Pay is pay for: Sickness and Accident, Long-Term Disability Insurance, Workers’ Compensation, Moving Allowance, Mortgage Interest Differential Allowance, imputed income, severance pay, profit sharing payments, Employee Stock Ownership Plan contributions, and any other cash payments made not otherwise expressly included.

B.    Company

Carpenter Technology Corporation or any successor by merger, purchase or otherwise.

C.    Employee

A person employed by the Company who receives compensation from the Company other than a pension, severance pay, retainer, fee under contract, workers’ compensation, unemployment compensation or similar payments.

D.    Executive Annual Compensation

The dollar payment to Participants under the Plan.

E.    Net Income

Net Income shall mean the amount shown under that caption in the Company’s audited Statement of Income for the Plan Year.

F.    Participant

Any Employee who on or after July 1, 1989 is in a salaried exempt position classified in salary grade 19 or above unless expressly excluded in writing by the Chief Executive Officer. All Participants in the Plan are eligible for 100% participation from the first day worked in an eligible position.

G.    Measures of Financial Performance—

A measure of financial performance is an objective standard used to determine a Participant’s Executive Annual Compensation as a result of Company financial performance that has been established by the Human Resources Committee, or any successor committee performing similar duties (the “Committee”), and approved by the Company’s Board of Directors. The approved measures are listed in Appendix “A” as Performance Objectives.

H.    Plan

The Executive Annual Compensation Plan of Carpenter Technology Corporation, as defined in this document and as the same may be amended or restated from time-to-time.

I.    Plan Year

The Company’s fiscal year.

J.    Salary Grade Target Percentages

The percentages (as set forth below or as otherwise approved by the Board of Directors) of Base Pay paid to a Participant, depending on salary grade, for Company financial performance, respectively, upon 100% attainment of the Board-designated Performance Objective(s) for such Participant:

Salary Grade	Target Percentage
33	80%
32	70%
29-31	60%
27-28	55%
25-26	50%
23-24	45%
22	40%
21	35%
20	30%
19	25%

K.    Termination of Employment

A Participant’s separation from employment with the Company, whether voluntary or involuntary.

III.    Administration, Operation, and Executive Annual Compensation Payments

Each Participant is designated one or more specific Performance Objectives for each Plan Year as developed by the Committee and approved by the full Board of Directors. Executive Annual Compensation shall be comprised of the following:

A.    Target Percentage

The Company payout is a range based on the attained level of an individual Participant’s Performance Objective(s) and is calculated and paid in the following manner:

1.
Threshold payout will occur at 67% attainment of any of the Participant’s specified Performance Objectives. Each Threshold payout generates 25% of the Salary Grade Target Percentage adjusted as required by any multiple Performance Objective weighting.

2.
Target payout will occur at 100% attainment of any of the Participant’s specified Performance Objectives. Each Target payout generates 100% of the Salary Grade Target Percentage adjusted as required by any multiple Performance Objective weighting.

3.
Maximum payout will occur at 133% attainment of the Participant’s specified Performance Objectives. Each Maximum payout generates 120% of the Salary Grade Target Percentage adjusted as required by any multiple Performance Objective weighting.

Whenever an individual Participant is assigned multiple Performance Objectives, each Performance Objective shall be assigned a percentage (designated by the Committee and approved by the Board of Directors) to be applied to the payout percentage determined above. Such percentages in the aggregate must equal one-hundred percent (100%) so that, if payment were determined entirely under 2 above, the Participant would receive his Salary Grade Target Percentage under the Plan.

B.    Ad Hoc Performance Percentage

Notwithstanding the foregoing section to the contrary, the CEO (or the Committee, in the case of the CEO) may authorize ad hoc payments under this Plan for other Participants when a Performance Objective is not achieved. The CEO or Committee shall determine the ad hoc payout percentage. Such awards are subject to Board approval prior to payment.

C.    Payment Threshold

The Board of Directors may establish minimum Company financial performance target(s) (“Payment Threshold”) for any Plan Year that must be attained before any Executive Annual Compensation may be paid regardless of whether individual Participants have satisfied individual Performance Objective(s). The Board of Directors, in its sole discretion, may waive or amend such established Payment Threshold.

IV.    Frequency of Calculation

Executive Annual Compensation will be calculated at the end of each Plan Year.

V.    Method of Payment

Executive Annual Compensation will be paid as soon as possible following the reporting of Plan Year earnings.

VI.    New Participants

New Participants in the Plan subsequent to the beginning of a Plan Year will have their initial Executive Annual Compensation calculated on their Base Pay paid during the period of the Plan Year in which such Employee was a Participant.

VII. Participation Change

Participants, whose salary grade change results in a change in the Salary Grade Target Percentage during the Plan Year, will have their Executive Annual Compensation calculated as the sum of the results of multiplying the applicable partial Base Pay by the Salary Grade Target Percentage for each portion of the Plan Year the Participant was in a different salary grade. The individual performance targets will be separately established for each salary grade change and added thereto.

VIII.    Termination of Participation in the Plan

Executive Annual Compensation for Participants after Termination of Employment or termination of eligibility for the Plan, will be based on their Base Pay paid as a Participant during the Plan Year.

IX. Vesting

Except for payments made by mistake and as otherwise provided in the Plan, all Executive Annual Compensation due pursuant to this Plan shall at all times be 100% vested in the Participant and nonforfeitable.

X.    Other Benefit Calculations

Specific employee benefit plans will include these payments to the extent permitted by the provisions of such employee benefit plan.

XI.    Plan Amendment and Termination

Unless prohibited by law or contract, the Company may amend, terminate or partially terminate the Plan at any time provided, however, that no amendment, partial termination or termination shall prevent the Participant from receiving Executive Annual Compensation as calculated under the terms of this Plan for any partial or full Plan Year participation prior to such amendment, partial termination or termination. Notwithstanding the foregoing to the contrary, extraordinary or unusual items may be given special consideration by the Board of Directors who may amend calculation of the Annual Executive Compensation accordingly.

XII.    No Guaranty of Employment

The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any Employee. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee, at any time, nor shall it be deemed to give the Company the right to require any Employee to remain in its employ, nor shall it interfere with the Employee’s right to terminate employment at any time.

XIII.    Administration

The general administration of the Plan and the responsibility for carrying out the provisions thereof with regard to all Participants shall be placed in the Company. Any expenses incurred in administering the Plan shall be paid by the Company. Interpretation of any disputed provisions of this Plan shall be by the non-management members of the Board of Directors and such interpretations shall be final.

APPENDIX “A”

The following Performance Objectives may be used separately or in combination, and on a Company-wide or other clearly defined basis (such as a subsidiary or division) to measure Participant performance and determine payment under this Plan. These financial measurements have been established by the Committee and approved by the Board.

1.
Diluted Earnings per Share – Diluted Earnings per Share shall be computed by dividing net income (less the shortfall between common and preferred dividends) by the number of weighted average diluted shares outstanding for the period. Diluted shares outstanding are comprised of the aggregate weighted averages of the following outstanding common stock measurements during the period: (1) the number of common shares issued, (2) the number of common shares that would be created by conversion of any preferred shares and (3) the number of common stock equivalents. This calculation is subject to the basic (or non-diluted) calculation of Earnings per Share when required by Generally Accepted Accounting Principles.

2.
Diluted Earnings per Share (without net Pension Credit) – Diluted Earnings per Share without net Pension Credit shall be computed in the same manner as Diluted Earnings per Share above except that the tax-affected net pension credit shall be an additional deduction from net income.

3.
Earnings Before Interest and Income Taxes (“EBIT”) – The entry labeled “Income Before Interest and Taxes” as calculated and reported by the Company’s Financial Department on the Company’s monthly internal financial statements related to the Plan Year used for determination of Base Pay.

4.
Economic Profit – Economic Profit shall be computed as net operating profit after taxes (“NOPAT”), less the cost of capital employed (“capital charge”). NOPAT and the capital charge will be computed by the financial department in accordance with published guidelines on the determination of NOPAT and the capital charge.

5.
Free Cash Flow – Free Cash Flow shall be computed as consolidated cash flow from operating and investing activities (adjusted for the affects of the accounts receivable securitization), less dividends paid.

6.	Operating Income – Operating Income shall be computed as consolidated net sales less consolidated cost of goods sold, and consolidated selling and administrative expenses.

7.	Operating Income (without net Pension Credit) – Operating Income without net Pension Credit shall be computed as Operating Income less the consolidated net pension credit.

8.
Return on Assets (“ROA”) – Return on Assets shall be computed by dividing EBIT by the sum of the Plan Year averages for total inventories (before LIFO), accounts receivable and fixed assets less accounts payable.

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9.
Return on Equity – Return on Equity shall be computed by dividing Net Income by the average shareholders’ equity for the Plan Year. Average shareholders’ equity shall be computed by adding the amount of consolidated shareholders’ equity at the end of the previous Plan Year and at the end of each month during the Plan Year and dividing that sum by 13.

10.	Return on Net Assets (“RONA”) –

a.
Business Unit RONA – Business Unit RONA shall be computed by dividing business unit operating income after taxes by business unit average net assets. Business unit average net assets shall be computed as the 13-month average of total assets less non-interest bearing current liabilities. Total assets for this calculation shall be computed as the total assets of the business unit less long-term inter-company accounts and deferred income tax assets included in total assets. Total non-interest bearing current liabilities for this calculation shall be computed as total business unit non-interest bearing current liabilities less deferred and accrued income taxes included in such liabilities.

b.
Consolidated RONA – Consolidated RONA shall be computed by dividing consolidated net income (before the cumulative affect of accounting changes, tax-affected special charges and tax-affected interest expense for the most recent 12-month period) by the consolidated 13-month average net assets for the Plan Year. Consolidated average net assets shall be computed as consolidated total assets adjusted for the cumulative affect of any accounting change, plus trade receivable securitization and minus consolidated non-interest bearing current liabilities.

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